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                                                                    EXHIBIT 4(f)

                                   COMPOSITE

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             SOUTHTRUST CORPORATION


                          In accordance with the provisions of the General
Corporation Law of the State of Delaware, including, without limitation, Sections 103, 242 and 245 thereof, SouthTrust Corporation, a corporation organized and existing under the laws of the State of Delaware, which was originally incorporated under the name BTNB Corporation (which name was subsequently changed to The Alabama Financial Group, Inc., then to Southern Bancorporation, and then to Southern Bancorporation of Alabama before the change to the present name) by its original Certificate of Incorporation filed with the Secretary of State of Delaware on October 8, 1968, hereby certifies
(i) that this Restated Certificate of Incorporation of SouthTrust Corporation has been proposed by the board of directors of SouthTrust Corporation and duly adopted by the stockholders of SouthTrust Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware and (ii) that the Restated Certificate of Incorporation of SouthTrust Corporation reads as follows:


                          FIRST.  The name of the corporation is SouthTrust
Corporation.


                          SECOND.  The address of its registered office in the
State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                          THIRD.  The purpose of the Corporation is to engage
in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. Without limiting in any manner the scope and generality of the foregoing, the Corporation shall have the following purposes and powers:

                          (1) To acquire by purchase, subscription, or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of ordeal in and with any and all securities, as such term is hereinafter defined, issued or created by any corporation, firm, organization, association or other entity, public or private, whether formed under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, or issued or created by the United States of America or any state or commonwealth thereof





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                 or any foreign country, or by any agency, subdivision,
                 territory, dependency, possession or municipality of any of the foregoing, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon.


                          The term "securities" as used in this Certificate of
                 Incorporation shall mean any and all notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, or, in general, any interests or instruments commonly known as "securities", or any and all certificates of interest or participation in, temporary or interim certificates for, receipts for, guaranties of, or warrants or rights to subscribe to or purchase, any of the foregoing.

                          (2)          To make, establish and maintain
                 investments in securities, and to supervise and manage such investments.


                          (3) To cause to be organized under the laws of the United States of America or of any state, commonwealth, territory, dependency or possession thereof, or of any foreign country or of any political subdivision, territory, dependency, possession or municipality thereof, one or more corporations, firms, organizations, associations or other entities and to cause the same to be dissolved, wound up, liquidated, merged or consolidated.


                          (4) To acquire by purchase or exchange, or by transfer to or by merger or consolidation with the Corporation or any corporation, firm, organization, association or other entity owned or controlled, directly or indirectly, by the Corporation, or to otherwise acquire, the whole or any part of the business, good will, rights, or other assets of any corporation, firm, organization, association or other entity, and to undertake or assume in connection therewith the whole or any part of the liabilities and obligations thereof, to effect any such acquisition in whole or in part by delivery of cash or other property, including securities issued by the Corporation, or by any other lawful means.


                          (5) To make loans and give other forms of credit, with or without security, and to negotiate and make contracts and agreements in connection therewith.

                          (6) To aid by loan, subsidy, guaranty or in any other lawful manner any corporation, firm, organization, association or other entity of which any





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                 securities are in any manner directly or indirectly held by the Corporation or in which the Corporation or any such corporation, firm, organization, association or entity may be or become otherwise interested; to guarantee the payment of dividends on any stock issued by any such corporation, firm, organization, association or entity; to guarantee or, with or with recourse against any such corporation, firm, organization, association or entity, to assume the payment of the principal of, or the interest on, any obligations issued or incurred by such corporation, firm, organization, association or entity; to do any and all other acts and things for the enhancement, protection or preservation of any securities which are in any manner, directly or indirectly, held, guaranteed or assumed by the Corporation, and to do any and all acts and things designed to accomplish any such purpose.


                          (7)          To borrow money for any business,
                 object or purpose of the Corporation from time to time, without limit as to amount; to issue any kind of indebtedness, whether or not in connection with borrowing money, including evidences of indebtedness convertible into stock of the Corporation, to secure the payment of any evidence of indebtedness by the creation of any interest in any of the property or rights of the Corporation, whether at that time owned or thereafter acquired.


                          (8) To render service, assistance, counsel and advice to, and to act as representative or agent in any capacity (whether managing, operating, financial, purchasing, selling, advertising or otherwise) of, any corporation, firm, organization, association, or other entity.


                          (9) To engage in any commercial, financial, mercantile, industrial, manufacturing, marine, exploration, mining, agricultural, research, licensing, servicing, or agency business not prohibited by law, and any, some or all of the foregoing.


                          The purposes and powers specified in the foregoing
paragraphs shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from the terms of any other paragraph in this Certificate of Incorporation, but the purposes and powers specified in each of the foregoing paragraphs of this Article shall be regarded as independent purposes and powers.


                          The Corporation shall possess and may exercise all
powers and privileges necessary or convenient to effect any or all of the foregoing purposes, or to further any or all of the foregoing powers, and the enumeration herein of any specific purposes or powers shall not be held to limit or restrict in any manner the exercise by the Corporation of the general





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powers now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of Delaware.


                          FOURTH.  The total number of shares of all classes of
stock which the Corporation shall have the authority to issue is two hundred five million (205,000,000) shares, of which five million (5,000,000) shares, par value $1.00 per share, are to be preferred stock (hereinafter called "Preferred Stock"), and two hundred million (200,000,000) shares, par value of $2.50 per share, are to be common stock (hereinafter called "Common Stock").


                          A.          The Preferred Stock may be issued in such
one or more series as shall from time to time be created and authorized to be issued by the board of directors as hereinafter provided.


                          The board of directors is hereby expressly
authorized, by resolution or resolutions from time to time adopted providing for the issuance of Preferred Stock, to fix and state, to the extent not fixed by the provisions hereinafter set forth, the designations, voting powers, if any, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the board of directors may make specific provisions:

                          (1)          the distinctive name and any serial
                 designations;


                          (2) the annual dividend rate or rates and the dividend payment dates;


                          (3) with respect to the declaration and payment of dividends upon each series of the Preferred Stock, whether such dividends are to be cumulative or noncumulative, preferred, subordinate or equal to dividends declared and paid upon other series of the Preferred Stock or upon any other shares of stock of the Corporation, and the participating or other special rights, if any, of such dividends;


                          (4) the redemption provisions, if any, with respect to any series, and if any series is subject to redemption, the manner and time of redemption and the redemption price or prices;


                          (5) the amount or amounts of preferential or other payment to which any series of Preferred Stock is entitled over any other series of Preferred Stock or over the Common Stock on voluntary or involuntary liquidation, dissolution





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                 or winding-up, subject to the provisions set forth in clause
                 (2) of paragraph C of this Article FOURTH;


                          (6) any sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series of Preferred Stock or for shares of the Common Stock;


                          (7) any conversion, exchange, purchase or other privileges to acquire shares of any other series of Preferred Stock or of the Common Stock;


                          (8)          the number of shares of such series; and


                          (9) the voting rights, if any, of such series, subject to the provisions set forth in clause (1) of paragraph C of this Article FOURTH.


                          Each share of each series of Preferred Stock shall
have the same relative rights and be identical in all respects with all the other shares of the same series.


                          Before the Corporation shall issue any shares of
Preferred Stock of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the board of directors of the Corporation pursuant to the foregoing authority vested in said board shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its chairman of the board, president or a vice president and its corporate seal shall be affixed thereto and attested by its secretary or an assistant secretary and such certificate shall be filed and kept on file at the principal office of the Corporation in the State of Delaware and in such other place or places as the board of directors shall designate.


                          Shares of any series of Preferred Stock which shall
be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, may, as may be provided by resolution or resolutions of the board of directors and upon compliance with applicable law, be returned to the status of authorized but unissued Preferred Stock, undesignated as to series, or to the status of authorized but unissued Preferred Stock of the same series.


                          Unless otherwise provided in the resolution or
resolutions of the board of directors providing for the issue thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by





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resolution or resolutions of the board of directors, and the filing and recording of a certificate, setting forth that such increase or decrease has been authorized by the board of directors, in accordance with applicable law. In case the number of shares of any such series of Preferred Stock shall be decreased in accordance with the immediately preceding sentence, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the board of directors providing for the issuance thereof, resume the status of the authorized but unissued Preferred Stock, undesignated as to series.


                          B.          The authority of the board of directors
to provide for the issuance of any shares of the Corporation's stock shall include, but shall not be limited to, authority to issue shares of stock of the Corporation for any purpose and in any manner (including issuance pursuant to rights, warrants or other options) permitted by law, for delivery as all or part of the consideration for or in connection with the acquisition of all or part of the stock of another corporation or of all or part of the assets of another corporation or enterprise, irrespective of the amount by which the issuance of such stock shall increase the number of shares outstanding (but not in excess of the number of shares authorized).


                          C.          The following powers, preferences and
relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the stock of the Corporation are fixed as follows:


                          (1)          Voting Rights.


                          (a) Common Stock. At all elections of directors of the Corporation and in respect of all other matters as to which the vote or consent of stockholders of the Corporation shall be required to be taken, the holders of the Common Stock shall be entitled to one (1) vote for each share held by them.


                          (b) Preferred Stock. The holders of each series of the Preferred Stock shall have such voting rights as may be fixed by resolution or by resolutions of the board of directors providing for the issuance of such series; provided, however, that the holders of each series of the Preferred Stock shall not have more than one (1) vote for each share held by them at all elections of directors of the Corporation and in respect of all other matters as to which the vote or consent of stockholders of the Corporation shall be required to be taken; provided, further, that except as set forth in the resolution of the board of directors providing for its issuance or as otherwise required by law, the holders of the Preferred Stock, or any series thereof, shall not vote separately as a class but shall vote on all matters as a single class with the holders of the Common Stock and any other class of capital stock of the Corporation voting with the Common Stock.





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                          (2)         Liquidation, Dissolution, etc.  In the
event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to the stockholders (whether from capital or surplus) shall be distributed among those of the respective series of the outstanding Preferred Stock, if any, as may be entitled to any preferential amounts and among the respective holders thereof in accordance with the preferences, relative, participating and other special rights and limitations and restrictions, if any, fixed for each such series and the holders thereof by resolution or resolutions of the board of directors providing for the issue of each such series of the Preferred Stock; and after payment in full of the amounts payable in respect of the Preferred Stock, if any, the holders of any series of the outstanding Preferred Stock who are not entitled to preferential treatment pursuant to resolutions of the board of directors providing for the issue thereof and the holders of the outstanding Common Stock shall be entitled (to the exclusion of the holders of any series of the outstanding Preferred Stock entitled to preferential treatment pursuant to resolutions of the board of directors providing for the issue thereof) to share ratably in all the remaining assets of the Corporation available for distribution to its stockholders.


                          A consolidation, merger or reorganization of the
Corporation with or into one or more other corporations, or a sale, lease or other transfer of all or substantially all of the assets of the Corporation that does not result in the termination of the enterprise and distribution of the assets of the Corporation of the stockholders, shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation within the meaning of this clause (2) of this paragraph C of this Article FOURTH, notwithstanding the fact that the Corporation may cease to exist and may surrender its certificate of incorporation.


                          (3)         Dividends.  Dividends on any stock of the
Corporation shall be payable only out of earnings or assets of the Corporation legally available for the payment of such dividends and only as and when declared by the board of directors.


                          D.          No holder of any share or shares of any
class of stock of the Corporation shall have any preemptive or preferential right to subscribe for any shares of stock of any class of the Corporation now or hereafter authorized or for any securities convertible into or carrying any optional rights to purchase or subscribe for any shares of stock of any class of the corporation now or hereafter authorized; provided, however, that no provision of this certificate of incorporation shall be deemed to deny to the board of directors the right, in its discretion, to grant to the holders of shares of any class of stock at the time outstanding the right to purchase or subscribe for shares of stock of any class or any other securities of the Corporation now or hereafter authorized at such prices and upon such other terms and conditions as the board of directors, in its discretion, may fix.

                          FIFTH.  The Corporation is to have perpetual
existence.





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                          SIXTH.  A. Number, election and terms.  The business
and affairs of the Corporation shall be managed by or under the direction of a board of directors consisting of not less than three (3) nor more than sixteen
(16) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors. At the annual meeting of stockholders of the Corporation held in 1983, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class of directors to expire at the annual meeting of stockholders of the Corporation to be held in 1984, the term of office of the second class of directors to expire at the annual meeting of stockholders of the Corporation to be held in 1985 and the term of office of the third class of directors to expire at the annual meeting of stockholders of the Corporation to be held in 1986. At each annual meeting of stockholders of the Corporation following such initial classification and election, directors elected to succeed those directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders of the Corporation after their election.


                          B.          Newly created directorships and
vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office until the annual meeting of stockholders of the Corporation at which the term of the class of directors to which they have been elected expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.


                          C.          Continuance in Office.  Notwithstanding
the foregoing provisions of this Article SIXTH, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualify.


                          D.          Removal.  Subject to the rights of the
holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the shares of the Corporation entitled to vote for the election of directors.


                          E.          Nomination of Directors By Stockholders.
In addition to the right of the board of directors of the Corporation to make nominations for the election of directors, nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors if that stockholder complies with all of the following provisions of this paragraph E:





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                          (1)          Advance notice of such proposed
                 nomination shall be received by the Secretary of the Corporation not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of the stockholders called for the election of directors; provided, however, that if fewer than twenty-one (21) days' notice of the meeting is given to stockholders, such written notice shall be received by the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.


                          (2) Each notice under clause (1) of this paragraph E shall set forth (i) the name, age, citizenship, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee for the five years preceding such meeting, (iii) the number of shares of stock of the Corporation which are owned, directly or indirectly, by each such nominee, and (iv) all such other information with respect to each such nominee as would be required to be disclosed in a proxy statement soliciting votes with respect to the election of directors which complies with the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations).


                          (3)          The nomination made by a stockholder
                 may only be made in a meeting of the stockholders of the Corporation called for the election of directors at which such stockholder is present in person or by proxy, and can only be made by a stockholder who has theretofore complied with the notice provisions of the foregoing clauses (1) and (2) of this paragraph E.


                          (4) The chairman of the stockholders' meeting may determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, which determination if so made shall be conclusive and binding upon the stockholders, and if he should so determine, he shall so declare to the meeting and such nomination shall be disregarded.


                          F.           Powers of Directors.  In furtherance and
not in limitation of the powers conferred by statute, the board of directors is expressly authorized:


                          (1) To make, alter or repeal the by-laws of the Corporation.


                          (2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.





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                          (3)          To set apart out of any of the funds of
                 the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.


                          (4) By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.


                          G.          Ballot.  Election of directors need not
be by written ballot unless the by-laws so provide.


                          H.          Amendment, repeal, etc.  Notwithstanding
any other provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the shares of the Corporation entitled to vote for the election of directors at the time of such action shall be required to amend or repeal, or to adopt any provisions inconsistent with, this Article SIXTH.


                          SEVENTH.  Any action required or permitted to be
taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the board of directors pursuant to a resolution approved by a majority of the entire board of directors, upon not less than ten nor more than fifty days' written notice. Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the shares of the Corporation entitled to vote for the election of directors at the time of such action shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SEVENTH.





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                          EIGHTH.  The Corporation shall indemnify its
officers, directors, employees, and agents to the extent permitted by the General Corporation Law of Delaware.


                          NINTH.  Whenever a compromise or arrangement is
proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


                          TENTH.  Meetings of stockholders may be held within
or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

                          ELEVENTH.


                          A.          Definitions.


                          For the purpose of this Article ELEVENTH:


                          (1) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 15, 1983.


                          (2) "Announcement Date" means, with respect to any Business Combination, the date of first public announcement of such Business Combination.





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                          (3)          A person shall be a "beneficial owner"
                 of any Voting Stock:


                                        (a)             which such person or
                          any of its Affiliates or Associates beneficially own, directly or indirectly; or


                                        (b)             which such person or
                          any of its Affiliates or Associates have (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or


                                        (c)                which are
                          beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates have any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.


                          (4) For the purposes of determining whether a person is an Interested Stockholder pursuant to clause (11) of this paragraph A, the number of outstanding shares of Voting Stock shall include shares deemed owned through application of clause (3) of this paragraph A but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.


                          (5) "Board" means the board of directors of the Corporation.


                          (6) A "Business Combination" shall mean any one or more of the following:


                                       (a)             any merger or
                          consolidation of the Corporation or any Subsidiary with or into (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which, after such merger or consolidation, would be an Affiliate of an Interested Stockholder; or





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                                        (b)              any sale, lease,
                          exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or


                                        (c)             the issuance or
                          transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or


                                        (d)             the adoption of any
                          plan or proposal for the liquidation or
                          dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or an Affiliate of any Interested Stockholder; or


                                        (e)               any reclassification
                          of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.


                          (7) "Consummation Date" means, with respect to any Business Combination, the date on which such Business Combination is effected.


                          (8) "Continuing Director" means any member of the Board who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is a member of the Board and who is unaffiliated with the Interested Stockholder and was recommended to succeed a Continuing Director by a majority of Continuing Directors on the Board at the time of such recommendation.





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


                          (9)          "Determination Date" means, with
                 respect to any Interested Stockholder, the date on which such Interested Stockholder first became an Interested Stockholder.


                          (10) "Fair Market Value" means (a) in the case of stock, the highest closing sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the closing bid quotation with respect to a share of such stock on such date as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on such date of a share of such stock as determined by the Board in good faith; and (b) in the case of property other than cash or stock, the fair market value of such property as determined by the Board in good faith.


                          (11) "Interested Stockholder" shall mean, in respect of any Business Combination, any person (other than the Corporation or any Subsidiary) who or which, as of the date of the first public announcement of such Business Combination, or on the day immediately prior to the consummation of any such Business Combination:


                                        (a)               is the beneficial
                          owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding Voting Stock; or


                                        (b)                is an Affiliate of
                          the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or


                                        (c)               is an assignee of or
                          has otherwise succeeded to any shares of Voting
                          Stock of the Corporation which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.


                          (12) A "person" shall mean any individual, firm, corporation or other entity.

                          (13) "Protected Stock" means all Voting Stock and all other shares of capital stock of the Corporation having, or which may have upon the happening of some contingency, the right to vote for the election of some or all of the directors of the Corporation, regardless of whether at the time in question such shares then have a present right to so vote.


                          (14) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in clause (11) of this paragraph A, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.


                          (15) "Voting Stock" means, at any time, all shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article ELEVENTH as one class.


                          (16)         In the event of any Business
                 Combination in which the Corporation survives, the phrase "other consideration to be received" as used in subclauses
                 (a) and (b) of clause (2) of paragraph C of this Article ELEVENTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Protected Stock retained by the holders of such shares.


                          B.          Higher Vote for Certain Business
Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in paragraph C of this Article ELEVENTH, any Business Combination shall require the affirmative vote of the holders of at least seventy percent (70%) of the then outstanding shares of Voting Stock. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or under the rules of, or in any agreement with, any United States securities exchange registered under the Securities Exchange Act of 1934, or any successor act thereto, on which any of the Voting Stock is listed, or otherwise.


                          C.          When Higher Vote Is Not Required.


                          The provisions of paragraph B of this Article
ELEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other Article of this Certificate of Incorporation, if all of the conditions specified in either of the following clauses (1) and
(2) are met:

                          (1)          Approval by the Board of Directors.
                The Business Combination shall have been approved by a majority of the Continuing Directors.


                          (2) Price and Procedure Requirements. All of the following conditions shall have been met:


                                        (a)     Common Stock.  The aggregate
                         amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received by holders of the Common Stock of the Corporation in such Business Combination, computed on a per share basis, shall be at least equal to the higher of the following:


                         (i) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it
                                      (I) within the two-year period
                                      immediately prior to the Announcement
                                      Date, (II) in the transaction or
                                      transactions by which it became an
                                      Interested Stockholder, (III) on the
                                      Announcement Date, or (IV) within the
                                      period from the Announcement Date to and including the Consummation Date, whichever is highest; or


                         (ii) The Fair Market Value per share of the Common Stock on the Announcement Date or the Determination Date, whichever is higher.


                                      (b)       Protected Stock. The aggregate
                         amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any other class of outstanding Protected Stock regardless of whether the Interested Stockholder has previously acquired any shares of a particular class of such Protected Stock shall be at least equal to the highest of the following:


                         (i) The highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Protected Stock acquired by it (I) within the two-year period immediately prior to the Announcement Date,

                                      (II) in the transaction or transactions by which it became an Interested
                                      Stockholder, (III) on the
                                      Announcement Date, or (IV) within the
                                      period from the Announcement Date to and including the Consummation Date, whichever is highest;


                         (ii)         The highest preferential amount per
                                      share to which the holders of shares of
                                      such class of Protected Stock are
                                      entitled in the event of any voluntary
                                      or involuntary liquidation, dissolution or winding up of the Corporation;


                         (iii) The Fair Market Value per share of such class of Protected Stock on the Announcement Date or the Determination Date, whichever is higher; or


                         (iv) the price per share equal to the per share price determined pursuant to subclause (a) of this clause (2) of this paragraph C multiplied by the ratio of
                                      (I) the Fair Market Value per share of
                                      such class of Protected Stock on the
                                      Announcement Date to (II) the Fair
                                      Market Value per share of the Common
                                      Stock on such date.


                                        (c)     Form of Consideration.
                         The consideration to be received by holders of a particular class of outstanding Protected Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has paid for shares of such class of Protected Stock prior to the Consummation Date. If the Interested Stockholder has paid for shares of any class of Protected Stock with varying forms of consideration, the form of consideration for such class of Protected Stock shall be either cash or the form used to acquire the largest number of shares of such class of Protected Stock previously acquired by it.


                                        (d)     Maintain Dividends.  After
                         such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock of the Corporation; and (ii) there shall have been (I) no reduction in the annual rate of dividends paid on the Common Stock except as necessary to reflect any subdivision of the Common Stock, except as approved by a majority of the

                         Continuing Directors, and (II) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors.


                                      (e)       No Disproportionate Benefits.
                         After such Interested Stockholder has become an Interested Stockholder, such Interested
                         Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.


                                      (f)       Furnish Information. A proxy
                         or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of this Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).


                          D.          Powers of Board of Directors.


                          A majority of the directors of the Corporation shall
have the power and duty to determine for the purposes of this Article ELEVENTH on the basis of the information known to them after reasonable inquiry, (1) the number of shares of Voting Stock beneficially owned by any person, (2) whether a person is an Affiliate or Associate of another, (3) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in clause (3) of paragraph A of this Article ELEVENTH or (4) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.


                          E.          No Effect on Fiduciary Obligations of
Interested Stockholders.

                          Nothing contained in this Article ELEVENTH shall be
construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.


                          F.          Amendment, Repeal, Etc.


                          Notwithstanding any other provisions of this
Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of seventy percent (70%) or more of the shares of the then outstanding Voting Stock shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article ELEVENTH of this Certificate of Incorporation.


                          TWELFTH.  A director of the corporation shall not be
personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or may be hereafter amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended. Any repeal or modification of this Article TWELFTH by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.


                          THIRTEENTH.  Except as otherwise herein provided and
subject to the requirements provided in Article SIXTH, SEVENTH and ELEVENTH of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.